As Filed with the Securities and Exchange Commission on February 13, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Extreme Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0430270
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices) (Zip code)

Extreme Networks, Inc.

Amended 1996 Stock Option Plan and

1999 Employee Stock Purchase Plan

(Full title of the plan)

William Slakey

Senior Vice President and

Chief Financial Officer

Extreme Networks, Inc.

3585 Monroe Street

Santa Clara, California 95051

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (408) 579-2800.

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered[1]	Amount to be registered[2]	Proposed maximum offering price per share[3]	Proposed maximum aggregate offering price[3]	Amount of registration fee

Amended 1996 Stock Option Plan
Common Stock	5,801,295	$8.59	$49,833,124.05	$6,313.86
Par Value $0.001

1999 Employee Stock Purchase Plan
Common Stock	3,000,000	$7.30	$21,900,000.00	$2,774.73
Par Value $0.001

TOTALS	8,801,295			$9,088.59

[1]	The securities to be registered include options and rights to acquire Common Stock.
[2]	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
[3]	Estimated pursuant to Rule 457(h) solely for purposes of calculating the registration fee. As to the shares under the Amended 1996 Stock Option Plan, the price is based upon the average of the high and low prices of the Common Stock on February 9, 2004, as reported on the Nasdaq National Market. The 1999 Employee Stock Purchase Plan establishes a purchase price equal to 85% of the fair market value of the Company’s Common Stock, and, therefore, the price for shares under this plan is based upon 85% of the average of the high and low prices of the Common Stock on February 9, 2004, as reported on the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Extreme Networks, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s annual report on Form 10-K for the year ended June 29, 2003, filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as filed with the Commission on September 26, 2003.

(b) The Company’s quarterly reports on Form 10-Q for the quarter ended September 28, 2003 and December 28, 2003, filed with the Commission on November 10, 2003 and February 11, 2004, respectively.

(c) The Company’s Current Report on Form 8-K filed with the Commission on November 4, 2003.

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed pursuant to the Exchange Act on April 5, 1999.

All documents subsequently filed by the Company pursuant to Sections 12(g), 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Legal Opinion. The validity of the shares of Common Stock to be offered hereunder has been passed upon for the Company by Gray Cary Ware & Freidenrich LLP (“GCWF”). As of February 10, 2004, certain attorneys of GCWF (directly and indirectly) owned approximately 12,244 shares of the Common Stock of the Company.

Item 6. Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted under Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption From Registration Claimed

Inapplicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on February 11, 2004.

Extreme Networks, Inc.

By:	/s/ William Slakey

William Slakey Senior Vice President and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of Extreme Networks, Inc. whose signatures appear below, hereby constitute and appoint Gordon L. Stitt and William Slakey, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 11, 2004.

Signature	Title

/s/ Gordon L. Stitt Gordon L. Stitt	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ William Slakey William Slakey	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Charles Carinalli Charles Carinalli	Director

/s/ Promod Haque Promod Haque	Director

/s/ Kenneth Levy Kenneth Levy	Director

/s/ Bob L. Corey Bob L. Corey	Director

/s/ Peter Wolken Peter Wolken	Director

EXHIBIT INDEX

4.1	Certificate of Incorporation of the Company is incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 5, 1999 (No. 333-71921)

4.2	Amended and Restated Bylaws of the Company are incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 5, 1999 (No. 333-71921)

4.3	Agreement and Plan of Merger dated March 31, 1999 between Extreme Networks, a California corporation, and the Company, is incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 5, 1999 (No. 333-71921)

5	Legal Opinion of Gray Cary Ware & Freidenrich LLP

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP, Independent Auditors

24	Power of Attorney (included in signature pages to this registration statement)